                                                               Exhibit A

CNG Power Company
Power Generation Division Balance Sheet
September 30, 1995 (Unaudited)  (1)
(Thousands of Dollars)

                                                             Power
                                                           Generation
Assets                                                      Division
______                                                    ____________

Property, plant and equipment
     Total investment  . . . . . . . . . . . . . . . . .    $   690
     Less accumulated depreciation . . . . . . . . . . .        310
                                                            _______

            Net property, plant and equipment                   380
Cash  . . . . . . . . . . . . . . . . . . . . . . . . . .         0
Investments, at cost  . . . . . . . . . . . . . . . . . .     5,254
Investments, at equity  . . . . . . . . . . . . . . . . .    31,922
Accounts receivable . . . . . . . . . . . . . . . . . . .     7,320
Deferred charges  . . . . . . . . . . . . . . . . . . . .         0
                                                            _______

             Total assets . . . . . . . . . . . . . . . .   $44,876
                                                            =======

Stockholder's Equity and Liability
__________________________________

Capitalization
  Common stockholder's equity
    Common stock  . . . . . . . . . . . . . . . . . . . .   $19,340
    Retained earnings . . . . . . . . . . . . . . . . . .    (4,344)
                                                             _______

             Total common stockholder's equity  . . . . .    14,996

Long term notes payable to parent company . . . . . . . .    13,300
                                                            _______

             Total capitalization . . . . . . . . . . . .    28,296

Total current liabilities . . . . . . . . . . . . . . . .     5,713

Accumulated deferred income taxes . . . . . . . . . . . .    10,867
                                                            _______

Total stockholder's equity and liabilities  . . . . . . .   $44,876

(1) This balance sheet has not been audited by the Company's independent auditors.

                                                            Exhibit B

CNG Power Company
Power Generation Division Income Statement
September 30, 1995 (Unaudited)
(Thousands of Dollars)

                                                             Power
                                                          Generation
                                                           Division
                                                         ____________

Total operating revenues  . . . . . . . . . . . . . . . .   $    29

Total operating expenses  . . . . . . . . . . . . . . . .       553

      Operating income before taxes . . . . . . . . . . .      (524)
                                                            _______

Total estimated income taxes  . . . . . . . . . . . . . .     1,383

      Operating income  . . . . . . . . . . . . . . . . .    (1,907)

Other income  . . . . . . . . . . . . . . . . . . . . . .     4,887

Interest charges . . . . . . . . . . . . . . . . . . . . .    1,136
                                                            _______

           Net income  . . . . . . . . . . . . . . . . .      1,844
                                                            =======